UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2018

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02              Unregistered Sales of Equity Securities.

On September 20, 2018, ReShape Lifesciences Inc. (the “Company”) issued an aggregate of 3,975,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and warrants to purchase an aggregate of 1,987,500 shares of Common Stock at an exercise price of $0.045 per whole share, to the purchasers under the securities purchase agreement, dated April 2, 2018, as amended (the “Securities Purchase Agreement”), between the Company and the purchasers. The purchasers exchanged an aggregate of 178.875 shares of series D convertible preferred stock, which would have been convertible into 3,975,000 shares of Common Stock, for the newly issued shares of Common Stock and warrants. Under the terms of the Securities Purchase Agreement, the purchasers had the right to exchange their shares of series D convertible preferred stock into the securities offered by the Company in certain future securities offerings and the purchasers exercised that right in connection with the Company’s previously announced offering of 11,688,890 units at a purchase price of $0.045 per unit, with each unit consisting of one share of Common Stock and one warrant to purchase 0.5 of a share of Common Stock. The warrants issued to the purchasers have the same terms as the warrants included in the units offered by the Company, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The issuance of the shares of Common Stock and warrants, including the shares of Common Stock issuable upon exercise of the warrants, to the purchasers in the exchange was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated: September 26, 2018